Exhibit (a)(10)

DWS EQUITY TRUST

Amendment to the

Amended and Restated Establishment and Designation of Series and

Classes of Shares of Beneficial Interest Filed on September 22, 2008

WHEREAS, the Trustees of DWS Equity Trust (the “Trust”), acting pursuant to the Trust’s Amended and Restated Declaration of Trust (the “Declaration”), dated September 4, 2008, as amended, having previously established and designated one or more series of shares of beneficial interest in the Trust (each, a “Series” consisting of “Shares”) pursuant to one or more designations of Series (the “Prior Series Designations”) and having previously established and designated one or more classes of Shares (each, a “Class”) for some or all of the Series pursuant to one or more designations of Classes (the “Prior Class Designations,” with such Prior Series Designations and Prior Class Designations referred to herein collectively as the “Prior Designations”);

WHEREAS, the Trustees of the Trust, effective September 22, 2008, restated the Trust’s Prior Designations, the terms of the restated designation to supersede any terms set forth in the Prior Designations;

NOW THEREFORE, the Trustees of the Trust, effective upon filing, hereby wish to amend the previous filing dated September 22, 2008 as follows:

1.	With the addition of the phrase “with $0.01 par value,” the third WHEREAS clause shall now read:

WHEREAS, pursuant to Section 5.12 of the Declaration, the Trustees, at a meeting held on September 19, 2008, authorized the establishment and designation of an additional Series named “DWS Select Alternative Allocation Fund” and the establishment of the “Class A,” “Class C,” “Class S,” and “Institutional Class” shares, with $0.01 par value, of the DWS Select Alternative Allocation Fund to be effective upon filing;

2.	With the addition of the phrase “with $0.01 par value,” the first paragraph following the NOW THEREFORE clause shall now read:

The following Series of Shares and Classes thereof are established and designated, the Shares, with $0.01 par value, of such Series and Classes to be subject to the terms of, and entitled to all the rights and preferences accorded to Shares of a Series, and, if applicable, a Class under the Declaration and this restated designation:

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IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust and acting on behalf of the Trustees of the Trust, has executed this instrument as of this 26th day of September 2008.

DWS EQUITY TRUST

By: ____________________________

Name: John Millette

Title: Secretary